SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K/A

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended April 30, 2022

reAlpha Asset Management Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-3425507
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6515 Longshore Loop, Suite 100

Dublin, OH 43017

(Full mailing address of principal executive offices)

+1-707-732-5742
(Issuer’s telephone number, including area code)

Common Stock, par value $.001

(Title of each class of securities issued pursuant to Regulation A)

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Annual Report on Form 1-K (this “Form 1-K”) includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, the property manager, each LLCs of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express the property manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts for other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-K are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither our company nor the property manager can guarantee future performance, or that future developments affecting our company, the property manager, Our technologies or Licensed Technologies will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which, including the impact of the COVID-19 coronavirus, are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are detailed under the headings “Risk Factors” in the most recent amendment to the offering statement on Form 1-A filed by the company with the Securities and Exchange Commission, as may be amended, and in our subsequent reports and offering statements filed from time to time with the Commission. Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

i

PART II

Explanatory Note: This amendment is being filed solely to check the Special Financial Report box below. All the other contents remain the same as in our original filing on Form 1-K for fiscal year ended April 30, 2022.

Item 1. Business

Company Overview – Our Mission

ReAlpha Asset Management, Inc. is a Delaware corporation formed in April 2021 (“ReAlpha” or the “Company”). ReAlpha uses the doing business as designation of “reAlpha Homes” and “reAlpha HOMES”. Our mission statement is to empower retail investor participation in short-term rental properties. We were founded on the belief that every person should have the access and freedom to pursue wealth creation through real estate. However, there are significant barriers to entry for the average individual and lucrative returns are currently mainly realized by the large, well-established: private equity firms and large-scale developers. We intend to leverage technology to democratize access to short term rental investments. To support this idea, we intend to build what we believe would be a new model for property ownership and real estate investment. We believe in simplified wealth creation, access to new markets, diversification, exceptional guest experiences and community building network effects.

We intend to provide investors with the opportunity to participate in short-term rental properties we acquire by offering a minority interest in each property portfolio. We intend to make that opportunity available pursuant to exempt offerings directed at those investors, which we call “Syndicate Members.”

We plan to acquire Target Properties (See “Our Investment Criteria” section below), renovate them as needed, prepare them for rent, then list them on short-term rental sites and manage them. Eventually, we expect such management of the Target Properties will be for the benefit of our company as well as for the benefit of investors through syndicate membership (or perhaps a real estate investment trust). We expect in the future these Syndicate Members will purchase minority interests in our acquired properties. In addition to managing the property operations, we will also manage the financial performance of the asset. We are integrating the power of multiple proven models across syndication, investment and property management. At this time, we do not have a timeline for the implementation of Syndicate Member phase of our plan. However, we expect it will be more than 12 months but could be within eighteen months.

The average person does not:	Proposed solution:
Have access to wholesale real-estate market prices.	As a bulk buyer, we will have access to the wholesale real estate market, which most people do not even know exists. This includes bulk portfolio acquisition strategy.
Have the cash for a 25% down payment.	ReAlpha has strategic partnerships with lending institutions, which will allow us to put down as little as 10%.
Have the time to buy, renovate and manage an investment property.	ReAlpha handles everything. Syndicate Members never have to answer a guest or pick up a paintbrush.
Want to deal with a complex mortgage process (personal guarantee, negotiation with lenders, personal credit checks).	ReAlpha eliminates the entire process for Syndicate Members. Syndicate Members will never need to give a personal guarantee and their credit will never be checked when financing directly through ReAlpha.
Qualification + lending Restrictions for mortgage - Income determines how much an individual can leverage/borrow.	By fractionalizing the ownership process, eventually we expect ReAlpha Syndicate Members can own a smaller percentage of a home or group of homes rather than covering an entire down payment and being required to go through loan qualification requirements required by lenders.

Investment Objectives

Our investment objectives are:

●	Consistent cash flow from short-term tenants;

●	Long-term capital appreciation with leverage through “After Repair Value” or appreciating markets;

●	Favorable tax treatment of long--term capital gains; and

●	Capital preservation.

Although we intend to benefit from artificial intelligence, we cannot assure shareholders or Syndicate Members that we will attain these objectives or that the value of our assets will not decrease.

Our Investment Criteria

We have determined several property types that we define as “Target Properties” which may include single-family homes, multifamily units, experiential properties, resorts, and resort communities.

We plan to have property acquisition investments evaluated using our proprietary algorithms and intend to purchase properties with the following primary characteristics (which are not exclusive):

●	Target Properties identified by our algorithms score are considered for acquisition;

●	Target Properties with an average of three (3) bedrooms and two (2) bathrooms per unit;

●	Target Properties with an average price range of $250,000 - $600,000 and a repair/improvement budget requirement of less than 20% of the home purchase price; In select markets, this price range may significantly vary.

●	Portfolios (bulk acquisitions) of Target Properties

We intend to regularly consider acquiring properties outside of these ranges depending on market conditions, uniqueness, and condition of the Target Property.

Investment Strategy – Our Market Opportunity

Our investment strategy is to acquire Target Properties, furnish, lightly renovate, if needed, and rent them on the short-term rental market. We will manage, selectively leverage and sell homes located in vibrant, growing short-term rental cities across the United States. In the future, we may consider expanding to other favorable global markets. We believe that these markets should offer investors a blend of attractive yields and a prospect for long-term property value appreciation.

Market Selection

We intend to focus our business efforts on the markets in which Airbnb operates, which exhibit some or all of the following characteristics:

●	Sufficient inventory to make it feasible to achieve scale in the local market (100 – 500 homes);

●	Large universities and skilled workforce;

●	Popular with Airbnb travelers;

●	Favorable competitive landscape with respect to other institutional residence buyers; and

●	Hotel room capacity and occupancy rates in given destinations.

During our testing phase conducted during April 2021 to November 2021, we started to acquire properties in our initial geographic market of Dallas, Texas area as a proof of concept. Since that time, we have moved into the Orlando, Florida market. We believe that the Orlando market offers strong growth in population, jobs, rental rates, and value appreciation. Additionally, we have selected Tampa, Fort. Lauderdale, and the Panhandle areas in Florida as our next markets.

We will focus on acquiring properties we believe (1) are likely to generate stable cash flows in the short-term rental market and/or (2) have the potential for long-term capital appreciation, such as those located in neighborhoods with what we see as high growth potential and those available from sellers who are distressed or face time-sensitive deadlines. As a result of the extended time to complete the renovation of properties caused by the current supply chain issues, including labor, material, and furniture shortages, we have shifted the focus of our acquisition strategy to rent-ready homes. This will help us to deploy the properties that we purchase to be onboarded on Airbnb and start generating revenues more quickly as these rent-ready properties do not need any major upgrades. In the future, we may revisit purchasing renovation heavy homes depending on the labor and supply availability.

We expect to revisit market statistics and market selection criteria on a periodic basis. Selected markets may not necessarily meet every single criterion. In the future, we may choose to enter additional markets such as, by way of example only, cities in Florida, California, Texas, New York, and Illinois, and eventually, we expect that will expand to other states in the U.S., and subsequently globally. At this time, we have not set a timeline for expansion. We may also evaluate certain additional markets in the future.

Investment Decisions

While we will employ our proprietary technology and the real estate professionals of our parent company (ReAlpha Tech Corp) to identify suitable properties for acquisition, the Company will be responsible for final decisions. We will use the methodology described below and our bespoke technologies to reach buy or sell decisions. We have developed an investment approach that combines the experience of our management, the ReAlpha Score described below and an approach that emphasizes market research, underwriting standards and down-side analysis of the risks of each investment.

To execute our disciplined investment approach, we plan to closely monitor the profit and loss of each investment.

The following is a summary of our methodology for property acquisition:

●	Local Market Research – We will research the acquisition and underwriting of each transaction.

●	Underwriting Discipline – We will examine all elements of a potential investment, including, with respect to real property, its location, income-producing capacity, prospects for long-range appreciation, tax considerations and liquidity.

●	Risk Management – Operating or performance risks generally arise at the investment level and often require real estate operating experience to cure. We will review the operating performance of investments against projections and provide the oversight necessary to detect and resolve issues as they arise.

●	Asset Management – Prior to the purchase of a property, we will develop a property business strategy, which will be customized based on the acquisition and underwriting data. This is a forecast of the action items to be taken and the capital needed to achieve the targeted returns.

Investments in Real Estate

Our investments in real estate are expected to generally take the form of holding free title until we achieve our profitability expectations. We will acquire such interests either directly or indirectly through pass-through entities such as limited liability companies or limited partnerships.

We anticipate our obligation to purchase any property generally will be conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

●	plans and specifications;

●	evidence of marketable title, subject to such liens and encumbrances as are acceptable to the Company;

●	auditable financial statements covering recent operations of properties having operating histories; and

●	title and liability insurance policies

In determining whether to purchase a particular property, we may obtain an option on such property. The amount paid for an option, if any, may be surrendered if the property is not purchased and or credited against the purchase price if the property is purchased.

The terms and conditions of short-term rental tenant bookings are expected to be primarily dictated by whichever short term rental site we list on, such as Airbnb. We expect we may additionally impose further “house rules” that may vary by property; however, we expect that a majority of our bookings will be terms customarily used between “hosts” and guests for short term rental properties.

In purchasing, renting and developing properties, we will be subject to risks generally incident to the ownership of real estate.

Investment Process

We plan to make all the decisions regarding our investments consistent with the investment objectives and leverage policies.

The Company is intended to focus on the sourcing, acquisition and management of residential properties. It should source our investments from former and current financing and investment partners, third-party intermediaries, competitors looking to share risk and investment, and securitization or lending departments of major financial institutions.

In selecting investments, we may utilize an investment and underwriting process, which focuses on ensuring that each prospective investment is being evaluated appropriately. In addition to the specific investment criteria listed above, the Company will consider some or all the following factors when evaluating prospective investment opportunities:

●	The methodology described above;

●	Macroeconomic conditions that may influence operating performance;

●	Real estate market factors that may influence real estate valuations, real estate financing or the economic performance of real estate generally;

●	Fundamental analysis of the real estate, lease terms, zoning, operating costs and the asset’s overall competitive position in its market;

●	Real estate and leasing market conditions affecting the real estate;

●	The cash flow in place and projected to be in place over the expected hold period of the real estate;

●	The appropriateness of estimated costs and timing associated with capital improvements of the real estate;

●	A valuation of the investment, investment basis relative to its value and the ability to liquidate an investment through a sale or refinancing of the real estate;

●	Review of third-party reports, including appraisals, engineering and environmental reports;

●	Physical inspections of the real estate and analysis of markets; and

●	The overall structure of the investment and rights in the transaction documentation.

Leverage Policy

We may employ leverage to enhance total returns to our investors through a combination of senior financing on our real estate acquisitions, secured facilities, and capital markets financing transactions. We will seek to secure conservatively structured leverage that is long-term, non-recourse, non-mark-to-market financing to the extent obtainable on a cost-effective basis. To the extent leverage is employed it may come either in the form of government-sponsored programs or other long-term, non-recourse, non-mark-to-market financing. The Company may from time to time modify our leverage policy at its discretion in light of macroeconomic trends, availability of liquidity in capital markets, and interest rates.

ReAlpha Business Process for Acquired Properties

Once we have decided to acquire a property, we intend to use the following steps to maximize its value:

1.	ReAlpha Acquisitions, LLC or another wholly-owned subsidiary, such as ReAlpha Acquisitions Churchill, LLC, buys the property using short-term leverage provided by our lending partner.

2.	ReAlpha Acquisitions, LLC or another wholly-owned subsidiary arranges for the renovation of the property, at the cost of the LLC holding the property, by one of our preselected national partners after transferring it to the LLC.

3.	Within a period of 4-to-18-months, ReAlpha will refinance this property by swapping the short-term loan with a long-term loan from our lending partner. If current market conditions or lending opportunities are poor, we may choose to not refinance or refinance out of the target time frame.

4.	ReAlpha will manage the property for a gross fee of 25% of revenues. In certain cases, our fee will be used to pay a property manager for a fee of up to 22%. Eventually, over the long-term we intend to take in house property management. At this time no timeframe has been determined for that.

5.	If the after-repair value or appreciated value of the property is higher than the purchase price, then the remaining money from the equity may be used for purchasing additional properties in the same LLC for all owners.

6.	A new LLC (or perhaps an existing one financing arrangements) will offer up to 49% of its membership interests for purchase through syndicate membership (or other investment vehicle such as real estate investment trust).

7.	Our Syndicate Members may receive distributions proportional with their ownership based on the free cash flows after taxes from the overall performance of the property on Airbnb.

8.	After the property is ready to generate the expected profitability, the property may be sold to book the profit for the LLC.

9.	This profit, if any, may be used to purchase further properties in the same LLC for our benefit and the benefit of the Syndicate Members. The Syndicate Members may choose to invest further in new properties or redeem their investments.

Operating Policies

Credit Risk Management. We may be exposed to various levels of credit and special hazard risk depending on the nature of our assets. We will review and monitor credit risk and other risks of loss associated with each investment and our overall credit risk and levels of provision for loss.

Interest Rate Risk Management. We will follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes. We intend to minimize our interest rate risk from borrowings by attempting to “match-fund,” which means that we will seek to structure the key terms of our borrowings to generally correspond with the length of the expected holding period of our assets.

Disposition Policies

Generally, we intend to hold and manage the properties we acquire for a period of one to five years. As each of our properties reaches what we believe to be its appropriate disposition value, we will consider disposing of the property. The determination of when a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, and how any existing leases on a property may impact the potential sales price. The Company will utilize the ReAlpha Score to measure properties against set key performance indexes and determine when to objectively dispose of a property. The Company may determine that it is in the best interests of shareholders to sell a property earlier than one year or to hold a property for more than five years. The Company reserves the right to hold properties for longer.

When we determine to sell a particular property, we intend to achieve a selling price that captures the capital appreciation for investors based on then-current market conditions. We cannot assure you that this objective will be realized.

Following the sale of a property, the Company expects to re-invest the proceeds of such sale, net of the property disposition fee as described below, into more properties for the benefit of ourselves and the investing Syndicate Members investing in that property.

Property Disposition Fee

Upon the disposition and sale of a property, each property will be charged a market rate property disposition fee that should cover property sale expenses such as brokerage commissions, and title, escrow and closing costs. It is expected that this disposition fee charged will range from six to eight percent of the property sale price.

Property Management Agreement

The Company may appoint a third-party property management company to serve as property manager to manage the underlying property of each LLC pursuant to a specific property management agreement.

The services provided by the property manager would include:

●	Ensuring compliance with local landlord/tenant and other applicable laws;

●	Handling tenant access to properties; and

●	Investigating, selecting, and, on behalf of the applicable property, engaging and conducting business with such persons as the property manager deems necessary to ensure the proper performance of its obligations under the property management agreement, including but not limited to consultants, insurers, cleaning personnel, insurance agents, maintenance providers, bookkeepers and accountants and any and all persons acting in any other capacity deemed by the property manager necessary or desirable for the performance of any of the services under the property management agreement.

Each property management agreement would terminate on the earlier of: (i) the Company’s discretion to terminate a property management agreement at predetermined renewal periods or by paying a termination fee, (ii) after the date on which the relevant property has been liquidated and the obligations connected to the property (including, contingent obligations) have been terminated, (iii) upon notice by one party to the other party of a party’s material breach of a property management agreement or (iv) such other date as agreed between the parties to the property management agreement.

We expect each LLC to indemnify the property manager out of its assets against all liabilities and losses (including amounts paid in respect to judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which it becomes subject by virtue of serving as property manager under the respective property management agreements with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Property Management Fee

As compensation for the management of the properties, ReAlpha will collect an asset management fee equal to up to twenty-five percent (25%) of the short-term rental gross revenue generated. The property manager, Vacasa, currently earns a fee of twenty one percent (21%) of the short-term rental gross revenue generated; Vacasa is paid out of ReAlpha’s asset management fee. As ReAlpha achieves scale in the number of properties owned and its operations, it may seek to bring property management in-house. In the event ReAlpha serves as its own property manager, such property management fees would then be retained by ReAlpha. If a short-term rental property is vacant and not producing rental income, the property management fee will not be paid during any such period of vacancy. In certain cases where we have a property manager in place, the structure of the fees may vary somewhat based upon the financing arrangement for the property in place at the time, but we expect the overall asset and property management fees to total 25%. For example, the asset management fee under certain lending agreements may be 5% and the property management fee may be 20%. In other cases, our asset management fee may be twenty-five percent (25%) and we may pay any property manager out of that fee an amount which is typically no more than 20%. This may change as the financing arrangements change.

Operating Expenses

Each LLC will be responsible for the following costs and expenses attributable to the activities of our Company related to such property (we refer to these as Operating Expenses):

●	Mortgage principal and interest;

●	Property Tax;

●	Homeowner insurance;

●	Utilities

●	Landscaping

●	Pool

●	Routine maintenance and repairs

●	HOA Fees

●	Pest Control

ReAlpha will share the expenses related to the short-term rental properties with the Syndicate Members and will bear its own operating and management expenses in proportion to the ownership of the LLC.

Competition

There are a number of established and emerging competitors in the real estate platform market. The market is fragmented, rapidly evolving, competitive, and with relatively low barriers to entry. We consider our competitive differentiators in our market to be:

●	our focus on the short-term rental market;

●	Syndicate Member rewards program that allows for utilization of properties when they are unoccupied in the future;

●	Consistent short-term rental income with use of optimum amounts of leverage;

●	our use of technology to make objective and strategic investments in property and market selection;

●	lower minimum investment amounts; and

●	favorable tax treatment associated with long-term capital gains.

We face competition primarily from other real estate platform companies such as Roofstock, Inc., Fundrise LLC, Invitation Homes, Pacaso, as well as a range of emerging new entrants.

Employees

We do not currently have any employees. Our executive officers are compensated by our parent company.

Legal Proceedings

Ohio Subpoena

On May 2, 2022, we received a subpoena and request for deposition from the Ohio Division of Securities, relating to the Company’s communication with investors in the state of Ohio. The Ohio Division of Securities has also requested an in person appearance on behalf of the company. The stated basis for the use of enforcement powers by the Division for the subpoena and an in person appearance is Ohio Revised Code 1707.23. The Ohio Division of Securities has not asserted any written allegations. The Company is fully cooperating with the Ohio Division of Securities.

We cannot predict the eventual scope, duration or outcome at this time. At this time, we do not have sufficient information to be able determine whether we will have to pay any damages in the future for acts that may violate Ohio or any other state securities laws. Accordingly, we are unable to estimate the reasonably possible loss or range of reasonably possible loss arising from these investigations.

Massachusetts Consent Order

We entered into the Consent Order with the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts (the “MSD”) following an investigation by the MSD into whether the Company had engaged in acts or practices that violated the Massachusetts Uniform Securities Act (the “Massachusetts Act”) and the regulations promulgated thereunder (the “Massachusetts Regulations”). For purposes of settlement, the Company did not admit or deny the findings of fact or law or allegations contained in the Consent Order. The Consent Order provides that it is not intended to form the basis of any disqualification under Section 3(a)(39) of the Securities Exchange Act of 1934, or Rules 504(b)(3) and 506(d)(i) of Regulation D, Rule 262(a) of Regulation A and Rule 503(a) of Regulation CF under the Securities Act of 1933. Likewise, the Consent Order provides that it is not intended to form a basis of a disqualification under Section 204(a)(2) of the Uniform Securities Act of 1956 or Section 412(d) of the Uniform Securities Act of 2002. MSD alleged in the Consent Order that the Company initially failed to disclose an ongoing “criminal” proceeding in India against the Company’s CEO that involves allegations of fraud and forgery. MSD further alleged that the Company posted sample stock images of properties on its website, along with corresponding property “scores,” purchase dates, and addresses, despite not actually owning these properties. MSD also alleged that the Company failed to disclose a potential conflict of interest in connection with the Company’s real estate acquisitions. MSD further alleged that the Company failed to notice file with the MSD and to submit a consent to service of process before marketing and selling shares to investors in the Commonwealth of Massachusetts. The MSD further agreed that “[e]xcept in any action by the Division to enforce the obligations of [the Consent Order], any acts performed or documents executed in settlement of this matter: (A) may not be deemed or used as an admission of, or evidence of, the validity of any alleged wrongdoing, liability, or lack of any wrongdoing or liability; and (B) may not be deemed or used as an admission of, or evidence of, any such alleged fault or omission of [reAlpha] in any civil, criminal, arbitral, or administrative proceeding in any court, administrative agency, or tribunal.”

Under the terms of the Consent Order, the Company is censured, barred from offering or selling securities in Massachusetts, and ordered to cease and desist from committing future violations of the Massachusetts Act and the Massachusetts Regulations. Pursuant to the Consent Order, the Company paid a $375,000 administrative fine on April 21, 2022 and offered to rescind the purchases of each of the 14 Massachusetts investors who purchased the Company’s common stock in its Regulation A offering. Those Massachusetts investors paid an aggregate amount of $19,500 to purchase their shares. Seven of the fourteen Massachusetts investors elected to accept the offer of rescission and the Company has fully refunded a total of $11,500 to such investors. The Company has fully complied with the terms of the Consent Order.

The Company engaged prior counsel to make all necessary securities filings and relied on those counsel to do so; however, prior counsel did not make any blue sky filings before MSD contacted the Company. It was the Company’s understanding that settling with MSD on the basis set forth in the Consent Order would finally and fully eliminate any further regulatory issues with MSD, avoid a lengthy and costly battle to establish the facts, and allow the Company to move forward with its offering.

A copy of the Consent Order was filed with our Form 1-U on April 15, 2022, as Exhibit 6.5 thereto. For additional information on the Consent Order, we refer you to Exhibit 6.5. As of August 24, 2022, we have sold $ 4.376 million of shares to investors other than our parent company, and $500,000 to our parent company, for an aggregate sales of $4.876 million. For additional information on the India proceeding involving Mr. Devanur see “India Proceeding Involving Giri Devanur” section below.

Parent Company Litigation

On December 27, 2021, following the announcement of our offering, a lawsuit was filed in Federal Court in Southern District of Ohio against our parent company, ReAlpha Tech Corp., by Valentina Isakina, a former board advisor (not a director) of ReAlpha Tech Corp. After three months of service, a determination was made by ReAlpha Tech Corp. that Ms. Isakina was not the right fit that it needed and ReAlpha Tech Corp. terminated its contract with Ms. Isakina. Ms. Isakina previously demanded 200,000 shares of common stock of ReAlpha Tech Corp., an amount far in excess of remuneration any Director is receiving for their services as a Director of ReAlpha Tech Corp., and is currently seeking 100,000 shares of common stock and other compensation. Pursuant to the terms of the Founder Adviser Agreement, she was eligible for 12,500 shares of ReAlpha Tech Corp., which vested over a period of time, subject to continuing with ReAlpha Tech Corp. At this time, we do not believe this litigation will be material to ReAlpha’s or ReAlpha Tech Corp.’s, our parent company, financial position. Furthermore, we understand that it is ReAlpha Tech Corp.’s position that Ms. Isakina did not serve as a promoter, was neither a board member nor an executive officer of ReAlpha Tech Corp., and had no relationship with ReAlpha. The company has asserted an amended counterclaim against Ms. Isakina for abuse of process and a declaratory judgment determination as to Ms. Isakina’s right to such shares of common stock of ReAlpha Tech Corp. or waiver of any right to such shares.

India Proceeding Involving Giri Devanur

Mr. Devanur was previously the CEO of a company named Gandhi City Research Park, Pvt. Ltd (“Gandhi City Research Park”), which was financially impacted and liquidated as a result of the Lehman Brothers collapse. In 2010, an investor in Gandhi City Research Park filed a complaint against Mr. Devanur and six others with the Cubbon Park Police in Bengaluru, India claiming he was defrauded by them in connection with his investment. The investor’s claims were investigated and the Cubbon Park Police concluded in 2014 that no case had been made out by the investor. In 2015, the investor protested this conclusion, resulting in a summons for a criminal proceeding being issued to Mr. Devanur and six others in 2018. At this juncture, no government prosecutor has brought charges or made allegations against Mr. Devanur, and no judgment has been entered. Upon a petition filed by Mr. Devanur in 2019, the High Court of Karnataka has stayed all proceedings in this case. Recently, on August 8, 2022, the investor has sought to vacate the stay ordered by the High Court of Karnataka. No further action has taken place in the court.

COVID-19 Impact on Travel

During the fiscal year ended April 30, 2022, a resurgence of the travel market happened as the COVID-19 pandemic waned. We expect that this should increase the demand for hosts’; provided that the pandemic continues to wane or stabilizes.

Our Licensed Technology

To date, our parent company has been developing four technologies. Two of these technologies are licensed to our company under the terms of the license described under “Technology License Agreement” below and we are in the process of completing their development. However, this is only part of our technology roadmap. We intend to continue to innovate for our benefit and for the benefit of our Syndicate Members by using better wealth-creation tools, as well as generating returns by leveraging new technologies to optimize guest experience.

ReAlpha BRAINTM & ReAlpha Score*

*	Patent applied

The ReAlpha BRAINTM will bring machine learning (ML) and artificial intelligence to the world of short-term rental investment. This platform will leverage natural language processing (NLP) program to scan through large quantities of data regarding properties and ML algorithms to choose the properties that have higher than expected industry standard return on investment. For this, it will gather and integrate a variety of data relevant to the properties from multiple sources including wholesalers, various MLS data sources, realtors, small Airbnb “mom and pop” operators, and other larger property owners. For instance, data on the properties’ price, house structure and sale history from different MLS listings in the U.S. This data, combined with the information about the neighborhood appeal, accessibility and safety of the neighborhood surrounding the properties enables the algorithm to learn the hidden patterns underlying high return STR investments. This will allow ReAlpha to predict how likely a particular property will generate expected profitability. The platform will convey this knowledge by assigning each property with a “ReAlpha Score” ranging from 0-100. The higher the value, the more favorable a property is for investment.

Currently, the process of analyzing a property’s investment typically begins with an email received from real-estate agent’s distribution list to which ReAlpha has subscribed. However, we use multiple other sources outside of inbound emails to identify properties. In the email scenario, the ReAlpha BRAINTM will include an intelligent email parser based on natural language processing (NLP) that looks for the property of concern within the unstructured email and extracts its street address. This address will then be used to query various data providers for a detailed description of the property’s structure, neighborhood and finances. This machine learning model, which is being built and will be hosted on the Amazon Sagemaker platform provided by AWS, will then calculate the ReAlpha Score for that property. The model will also adjust its learnings over time. As the Company makes its decision to invest in properties, the model will check the effectiveness of its recommendations to reduce false positives and false negatives. As of August 2022, the BRAIN has analyzed 131,819 homes.

The ReAlpha Hub

The ReAlpha I will be an aggregator of smart-home technologies (hardware and software) used to aid the management of STRs and enhance Guest experience by utilizing AI with an integrated digital lock, visitor identification, guest counter, decibel detection, anti-theft, and other technologies continually being added. The ReAlpha HubTM will integrate technologies intended to support short term rental hosts with noise and occupancy control, asset tracking, tenant verification and more.

Our Technology

ReAlpha App (Trademarked as ReAlpha M3TM)

The ReAlpha App is an application we are developing, which, when operational, will allow Syndicate Members to view the performance of properties they have invested in. Just as you may monitor your stock portfolio and performance on an app like Robinhood, the ReAlpha App will give Syndicate Members real-time visibility into their property asset portfolio and performance.

The ReAlpha App has been designed to support our mission to make real estate ownership accessible and user friendly. When operational, it will fetch property listing data as well as data on short-term rental market trends from multiple third party API providers and display the consolidated data for a particular property in an easily accessible format.

The ReAlpha app will be a broker-dealer managed marketplace.

ReAlpha HUMINTTM

In addition to the AI we added a human factor that analyzes the short-term rental profitability because qualitative features depend on human analysis and can’t be fetched automatically. We will utilize both internal analysts at ReAlpha and Freelance analysts.

The HUMINT app allows property analysts to analyze the property and provide the missing property features together with an estimated ReAlpha score. This is used as feedback to improve ReAlpha BRAIN AI.

Trademarks

As of April 30, 2022 , ReAlpha has applied for 2 trademarks and has filed a provisional patent application for the ReAlpha Score. As of the date hereof, the Company has the following pending applications for federal trademarks and a license to use the following federal trademark in the United States:

Mark Name	International Classes	Application Number	Filed Date	Owner

ReAlpha HUMINTTM	035	90670061	2021-04-25	ReAlpha Asset Management, Inc.

ReAlpha BRAINTM	035	90670577	2021-04-25	ReAlpha Tech Corp and licensed to ReAlpha Asset Management, Inc.

ReAlpha HubTM	035	90670055	2021-04-25	ReAlpha Tech Corp and licensed to ReAlpha Asset Management, Inc.

Our Corporate Structure

Our parent company, ReAlpha Tech Corp, a Delaware corporation, provides us with the services necessary to conduct our business under the terms of a master services agreement. It also licenses to us the technologies and trademarks described above and used in our business. As of April 30, 2022, our corporate structure included:

ReAlpha Tech Corp

ReAlpha Tech Corp is our parent company. The executives in the executive team of ReAlpha Tech Corp also form the executive team of the Company. However, the Company may decide to hire an additional executive team or add executives to exclusively to manage the affairs of the Company in the future.

ReAlpha Asset Management, Inc.

We are the legal entity created for acquisition, management, and disposition of properties as described in the previous sections. We were formed by ReAlpha Tech Corp. on April 22, 2021, which in connection with our formation contributed to our capital seven properties held in four LLCs valued at $284,052.95, which included the underlying assets and liabilities of each LLC, and cash in the amount of $165,947.05. We issued to ReAlpha Tech Corp 40,000,000 shares of our common stock, valued at $0.01125 per share.

ReAlpha Acquisitions, LLC

ReAlpha Acquisitions, LLC, a Delaware corporation and wholly owned subsidiary of the Company, will acquire the properties and to then convey them to the separate property-owning LLCs.

Property LLCs

A new LLC will be formed for each property or group of related properties (based upon funding strategy or otherwise) that are ready to be listed on short term rental sites. As we ramp up our operations, we expect to utilize a credit line to facilitate funding and acquisition of Target Properties held by an LLC, which may be a series LLC. As we grow and develop additional funding sources, we may set up additional series to facilitate funding and credit opportunities available to us. We are currently in the process of implementing this longer-term credit facility funding source and expect it will be operational near the end of the fourth quarter of the 2022 calendar-year.

As we grow we expect to eventually offer securities to Syndicate Members via a SEC registered broker-dealer managed process under §4(a)(6) of the Securities Act, or directly by the issuer in instances where only Accredited Investors are involved under §4(a)(2) of the Securities Act and/or Regulation D. Currently, we have not set a timeframe for this phase of our business plan, and expect it may be twelve months to eighteen months out. As we transition performing properties from line of credit long-term funding to syndicate membership providing a source of funding, we may restructure our holdings. However, we expect ReAlpha Acquisitions, LLC will maintain management control of each of the LLCs. At this time, we have not identified a timeline for this phase in our business plan and marketing. When this phase is implemented, we expect Syndicate Members may collectively buy up to 49% of the newly formed LLC. The offerings by the LLCs of Syndicate Membership will be made after the completion of this Offering.

ReAlpha Operations, Inc.

This company provides renovations, furnishing, Airbnb onboarding, and marketing the acquired properties. It is also responsible for cleaning, general maintenance, and guest services for those properties. Additionally, ReAlpha Operations, Inc. will be responsible for providing insurance management, title management, and other administrative services. For more information refer to the Master Services Agreement with ReAlpha Operations, Inc. filed as Exhibit 6.2 hereto.

In May 2022, ReAlpha formed its wholly-owned subsidiary, ReAlpha Acquisitions Churchill, LLC, a Delaware limited liability company. For information on this new entity, see “ITEM 2. MANAGEMENT DISCUSSION & ANALYSIS - Recent Developments” below.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Annual Financial Report (the “Annual Report”) contains forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Such forward-looking statements include statements regarding, among others, (a) our growth strategies, (b) our future financing plans, and (c) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “approximate,” “estimate,” “believe,” “intend,” “plan,” “budget,” “could,” “forecast,” “might,” “predict,” “shall” or “project,” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found in this Annual Report.

Forward-looking statements are based on our current expectations and assumptions regarding our business, potential target businesses, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements as a result of various factors, including, without limitation, changes in local, regional, national or global political, economic, business, competitive, market (supply and demand) and regulatory conditions.

We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. All forward-looking statements speak only as of the date of this Semiannual Report. We undertake no obligation to update any forward-looking statements or other information contained herein.

The financial statements included herein should be read in conjunction with the audited financial statements and related notes for the fiscal year ended April 30, 2022, contained in the Annual Report.

Overview

ReAlpha Asset Management Inc. is a Delaware corporation formed in April 2021. We utilize the DBA designation of “reApha Homes” and “reAlpha HOMES”. Our mission is to empower retail investor participation in short-term rental properties. We were founded on the belief that every person should have the access and freedom to pursue wealth creation through real estate. However, there are significant barriers to entry for the average individual and lucrative returns are currently mainly realized by the “big guys”: private equity firms and larger-scale developers. We intend to leverage technology to democratize access to short term rental investments. To support this goal, we intend to build what we believe would be a new model for property ownership and real estate investment. We believe in simplified wealth creation, access to new markets, diversification, exceptional Guest experiences and community building network effects.

We intend to provide retail investors with the opportunity to participate in short-term rental properties we acquire by offering a minority interest in each portfolio property. We intend to make that opportunity available pursuant to exempt offerings directed at those retail investors, which we call “Syndicate Members.”

We plan to acquire single-family homes, renovate them to optimize “After-Repair value”, if needed, list them on short-term rental sites and manage them for our benefit and for the benefit of Syndicate Members who purchased minority interests in our acquired properties. In addition to managing the property operations, we will also manage the financial performance of the asset. We are integrating the power of multiple proven models across syndication, investment and property management.

As of April 30, 2022, we owned seventeen properties and operated four properties in different cities like Dallas, Grand Prairie, Denison, Garland, and in Texas; Kissimmee, Davenport and Champions Gate in Florida. We are building a pipeline for acquiring additional properties to be listed on Airbnb.

As of April 30, 2021, our majority stockholder, ReAlpha Tech Corp. owned substantially all of our outstanding common stock. Accordingly, ReAlpha Tech Corp. exerts and will continue to exert significant influence over us and any action requiring the approval of the holders of our common shares, including the election of directors and amendments to our organizational documents, such as increases in our authorized shares of common shares and approval of significant corporate transactions.

Recent Developments

ReAlpha Acquisitions Churchill, LLC, a wholly owned subsidiary of the Company was formed on May 17, 2022, to hold properties acquired and utilizing financing provided by Churchill Finance I, LLC. ReAlpha Acquisitions Churchill, LLC, has executed a master credit facility worth up to $200 million on August 18th, 2022. This credit facility allows a loan-to-cost ratio of up to 80% and is at a fixed rate of 12%. Access to this credit facility will allow reAlpha to acquire properties with the intention of utilizing them as short-term rental properties. We expect to close on our first properties under this facility after raising additional funds through the Regulation A Offering to fund the equity portion of the investment.

In July 2022, we also entered into a joint venture with Free Spirit Spheres, a developer of tree houses for use by vacationers. We intend to utilize this partnership for the development of tree houses in the United States for short-term rental to allow vacationers unique experiences consistent with our brand development strategy.

Regulation A Offering

As of April 30, 2022, we had raised $4,834,450 and sold 483,445 common shares. In conjunction with the commencement of September 2022, we expect to issue the remaining shares already subscribed. As of August 26, 2022, we have issued 10,000 of the shares sold in the Regulation A offering. Due to investor’s requests for refunds, the amount of proceeds after netting for refunds is 4,876,160, as of August, 24, 2022. Investor refunds took place as we sought requalification from the SEC of the offering and updated related state notice filings to ensure ongoing securities compliance. On August 29, 2022, we are restarting our offering of up to $75 million with the use of a new broker-dealer, Entoro Securities, LLC (“Entoro”). Entoro brings experience in handling Regulation A offerings.

Change in Officers and Board of Directors

Monaz Karkaria the Chief Operating Officer of the Company submitted a letter of resignation to the Company, to be effective as of January 26, 2022.The Board of Directors accepted the resignation of Monaz Karkaria as Chief Operating Officer and elected her as a director of the Company by expanding the size of the Board of Directors and appointing her to fill the newly created directorship.

Mike Logozzo was elected to serve as the Chief Operating Officer, in addition to serving in his current capacities as Chief Financial Officer and Secretary of the Company.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our Offering Circular, which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”). In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our common shares.

Offering Results

As of April 30, 2022, we were offering up to $75.0 million of our common stock under Regulation A (the “Offering”). The Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may occur sporadically over the term of the Offering. As of April 30, 2022, we had raised total proceeds of $4,834,450, from settled subscriptions in our Offering for an aggregate of 483,445 of our common shares. Our offering results were delayed by a requalification process with the SEC as a result of filing post effective amendment on Form 1-A. Effective August 3, 2022, we received notice of qualification from the SEC

Results of Operations for Year ended April 30, 2022

We were formed on April 22, 2021 and have purchased seventeen properties as of April 30, 2022. For the year ended April 30, 2022, our revenues were $229,672 , our operating expenses were $437,649, our non-operating expenses were $ 2,995,365 and our net loss was $3,203,342. Our operating results were significantly affected by state securities regulatory issues encountered and our temporary suspension of our offering during our requalification process with the SEC. We have since updated our Blue Sky filings and received notice of qualification from SEC. With these strategic imperatives now in place, we look forward to raising fund in the Regulation A – Tier 2 offering currently underway to augment our capital and facilitate our implementation of our business plans. As our business grows, we will continue to have ongoing needs for capital and liquidity developing a pipeline of investors will be important to our ongoing growth, much like any start-up.

During this operating year, we have sold five properties that were a part of our initial proof of concept in the greater Dallas, Texas area. These dispositions were the result of our shift in business focus from renovation-heavy homes to more rent-ready homes, due to the global supply chain and labor shortages. In addition, we decided to refocus our acquisitions on more vacation destination markets, such as the greater Orlando, Florida area. This change comes due to the expectation of higher performing short term- rentals within these new markets.

Revenues and Results of Operations for the Fiscal Year Ended April 30, 2021

As of April 30, 2021, we were a newly formed company, and even though we had purchased seven properties from our parent company, our revenues and results of operations as of April 30, 2021 were limited to eight days in April 2021.

Liquidity and Capital Resources

As of April 30, 2022, we had cash and cash equivalents of $1,662,552 consisting of $1,639,241 in cash, and restricted cash of $23,311.

As of April 30, 2021, we had cash and cash equivalents of $333,220 consisting of $108,172 in cash, and restricted cash of $225,048.

We require capital to fund our investment activities and operating expenses. Our capital sources include the proceeds from our Offering and from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations.

As of April 30, 2022, we anticipate that cash on hand and future offerings, including the Offering, will provide sufficient liquidity to meet future funding commitments and costs of operations.

Capital Expenditures

We do not have any material contractual obligations for ongoing capital expenditures at this time.

Promissory Notes

We have issued secured promissory notes to lenders in connection with the acquisition of our seventeen properties. These promissory notes bear annual interest rates ranging from 8.49% to 14.0%, have maturity dates of either six months or one year, and are guaranteed by Giri Devanur, our CEO, and our Board Member Monaz Karkaria.

Operating Plan

Our business plan includes acquiring properties that yield in excess of our cost of funds, then investing in physical improvements, and generating higher rental income via short term rentals through platforms like Airbnb, including adding rental homes onto otherwise vacant sites. Our ability to acquire communities is dependent on our ability to raise capital. There is no guarantee that any of these additional opportunities will materialize or that we will be able to take advantage of such opportunities. The growth of our real estate portfolio depends on the availability of suitable properties, which meet our investment criteria and appropriate financing.

We will require additional funding to finance the growth of our current and expected future operations as well as to achieve our strategic objectives. We believe that our current available cash along with anticipated revenues will be sufficient to meet our cash needs for the near future. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

We intend to list our properties for short-term rental via digital hospitality platforms like Airbnb. The rental revenue generated by Airbnb for our properties is expected to be in the range consistent with similar properties on Airbnb. We intend to hold our properties for 1-5 years during which time, we will operate the properties as a short-term rental income property.

Off-Balance Sheet Arrangements

As of April 30, 2022, and as of April 30, 2021, we had no off-balance sheet arrangements.

Market and Other Industry Data

To make our disclosures more relevant, we have included market and other industry data and estimates that are based on our management’s knowledge and experience in the real estate, financial services, and artificial intelligence markets in which we operate. The sources of such data generally state that the information they provide has been obtained from sources they believe to be reliable, but we have not investigated or verified the accuracy and completeness of such information. Our own estimates are based on information obtained from our and our affiliates’ experience in the markets in which we operate and from other contacts in these markets. We are responsible for all of the disclosure in this document herein, and we believe our estimates to be accurate as of the date of this filing or such other date stated herein. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that market and other industry data included herein, and estimates and beliefs based on that data, may not be reliable.

COVID-19 Impact

The impacts of COVID-19 on the real estate markets and its longer-term macroeconomic effects in the last few years have been unprecedented. Massive shutdowns due to the ongoing health crisis dramatically altered the economy, which lead the Federal Reserve to implement exceptional monetary and fiscal policy stimulus efforts. Despite these measures supply chain problems and inflation have persisted. More recently, steps have been taken by the Federal Reserve to combat inflation. The more recent monetary policy efforts to combat inflation are resulting in increasing interest rates to both businesses and individuals.

Trend information

Overall, the effects of pandemics or global outbreaks of contagious diseases or fear of such outbreaks, such as the COVID-19 pandemic, may have an adverse effect on us or the short-term rental market as a whole and cause uncertainty in operations. In recent months, we have seen some promising trends with Airbnb activity since the peak of the Corona Virus effects. According to the Airbnb Q2, 2022 shareholder letter, Airbnb exceeded 103 Million nights and experiences booked, their highest quarterly number to date and a 25% year over year increase. Average nightly rates are now $164, a 40% increase from 2019. In addition Airbnb had over $17B in bookings in Q2 2022, a staggering 531% change from Q2 2020 during the depths of the Covid crisis. This information can be found in the Airbnb Q2 2022 Shareholder letter posted August 2, 2022 at https://www.sec.gov/Archives/edgar/data/0001559720/000119312522210001/d353427dex991.htm.

Investments in Rental Real Estate Properties and Real Estate Held for Improvement

Our investments in rental real estate properties and real estate held for improvement may include the acquisition of unimproved land, homes, townhomes or condominiums that are (i) held as rental properties or (ii) held for redevelopment or are in the process of being renovated.

In accordance with FASB ASC 805, Business Combinations, the Company first determines whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired does not constitute a business, the Company accounts for the transaction as an asset acquisition. The guidance for business combinations states that when substantially all of the fair value of the gross assets to be acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the asset or set of assets is not a business. All property acquisitions to date have been accounted for as asset acquisitions.

Upon acquisition of a property, the Company assesses the fair value of acquired tangible and intangible assets (including land, buildings, site improvements, above- and below-market leases, acquired in-place leases, other identified intangible assets and assumed liabilities) and allocates the purchase price (including capitalized transaction costs) to the acquired assets and assumed liabilities. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. During this process, we also evaluate each investment for purposes of determining whether a property can be immediately rented (presented on the consolidated balance sheets as “Investments in rental real estate properties, net”) or will need improvements or redevelopment (classified as “Investments in real estate held for improvement”).

For rental real estate properties, significant improvements are capitalized. Expenditures for ordinary maintenance and repairs are expensed to operations as incurred. We capitalize expenditures above a pre-determined threshold that improve or extend the life of a property and for certain furniture and fixtures additions.

For real estate held for improvement, we capitalize the costs of improvement as a component of our investment in each property. These include renovation costs and other capitalized costs associated with activities that are directly related to preparing our properties for their intended use. Other costs may include interest, property taxes, property insurance, and utilities. The capitalization period associated with our improvement activities begins at such time that development activities commence and concludes at the time that a property is available to be rented or sold.

At the completion of the improvement plan, a property is classified as either a rental property or available for sale. Once a property is ready for its intended use, expenditures for ordinary maintenance and repairs are expensed to operations as incurred. We capitalize expenditures that improve or extend the life of a property and for certain furniture and fixtures additions.

Critical Accounting Policies

This discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of our consolidated financial statements. Actual results may differ from these estimates under different assumptions or conditions.

Critical accounting policies are defined as those that involve significant judgment and potentially could result in materially different results under different assumptions and conditions. Management believes the following critical accounting policies are affected by our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition:

Revenues primarily consist of short-term rental revenues and gains generated by the sale of properties. Additionally, the Company records up to 25% of the gross revenues from the short-term rental properties towards the management of the properties acquired. The Company has the following revenue sources and revenue recognition policies:

●	Short-term rental revenues include revenues from the rental of properties via Airbnb and such digital hospitality platforms.

●	For every property, which generates revenue through short-term rental, ReAlpha charges up to 25% of the gross revenue towards the up-keep, maintenance, upgrade, and related operating cost.

Revenues are recognized in accordance with Topic 606 of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) for revenue recognition. The Company recognizes revenues in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. The Company considers revenue realized or realizable and earned when all the five following criteria are met: (1) identification of the contract with a customer, (2) identification of the performance obligations in the contract, (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations in the contract, and (5) recognition of revenue when (or as) performance obligations are satisfied.

Investment Property and Equipment and Depreciation: Property and equipment are carried at cost. Depreciation for buildings is computed principally on the straight-line method over the estimated useful lives of the assets ( 27.5 years). Depreciation of improvements to buildings, rental homes and equipment and vehicles is computed principally on the straight-line method over the estimated useful lives of the assets (ranging from 3 to 27.5 years). Land & its development costs are not depreciated, but are capitalized as Land and land improvements. Interest expenses, Maintenance and repairs are charged to expenses as incurred and improvements are capitalized. The costs and related accumulated depreciation of property sold or otherwise disposed of are removed from the financial statements and any gain or loss is reflected in the current year’s results of operations.

Impairment Policy: The Company applies FASB ASC 360-10, “Property, Plant and Equipment,” to measure impairment in real estate investments. Rental properties are individually evaluated for impairment when conditions exist which may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis without interest) from a rental property is less than the carrying value under its historical net cost basis. These calculations of expected future cash flows consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. Upon determination that a permanent impairment has occurred, rental properties are reduced to their fair value. For properties to be disposed of, an impairment loss is recognized when the fair value of the property (less the estimated cost to sell) is less than the carrying amount of the property measured at the time there is a commitment to sell the property and/or it is actively being marketed for sale. A property to be disposed will be reported at the lower end of the carrying amount or its estimated fair value, less its cost to sell. Subsequent to the date that a property is held for disposition, depreciation expense is not recorded.

Income Taxes: We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. We recognize deferred tax assets to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon the ultimate settlement with the related tax authority. We recognize interest and penalties, if any, with income tax expense in the accompanying consolidated statement of operations.

Our Corporate History and Structure

ReAlpha Tech Corp, our parent company, was incorporated as a technology company in Delaware on November 30, 2020. Since then, it has built technologies and platforms to identify, select, and acquire properties for short-term rental on Airbnb and other digital hospitality platforms. ReAlpha Asset Management, Inc. was incorporated in Delaware on April 22, 2021 to benefit from the technologies being developed by ReAlpha Tech Corp. We have signed a Technology License Agreement with ReAlpha Tech Corp to provide access to those technologies to scale our business operations, including the acquisition of properties. Additionally, we will also be leveraging future technologies developed by ReAlpha Tech Corp for the benefit of investors, syndicate members, and guests.

Item 3. Directors and Officers

Executive Officers and Directors

The following table provides information regarding our executive officers, significant employees and directors as of April 30, 2022.

Name	Age	Position	Term of Office#
Board Members
Brent Crawford	49	Chairman and Director	Since 4/2021
Dr. Arthur Langer	68	Independent Director	Since 4/2021
Brian Cole	41	Independent Director	Since 4/2021
Giri Devanur	52	Chief Executive Officer	Since 4/2021
Monaz Karkaria	48	Director (formerly COO from Inception until resignation in January 2022)	Since January 2022
Executive Officers
Giri Devanur	52	Chief Executive Officer	Since 4/2021
Mike Logozzo	50	Chief Operating Officer Chief Financial Officer	Since January 2022 Since 4/2021
Christie Currie	25	Chief Marketing Officer	Since 4/2021

#	Each Director is elected for a one year term. Each Officer’s term is until his or her successor is elected.

Brent Crawford is Principal and Founder of Crawford Hoying since 1994, in which he has grown a single investment property into one of the largest real estate firms in Columbus, Ohio. He personally oversees many aspects of the business, including raising private equity for specific investment into income producing properties, securing debt financing, managing relationships with equity investors, monitoring new acquisitions, ground-up development and debt placement for all projects, and guiding all new developments for the Company. Brent has spoken at many events as a guest speaker covering topics such as current real estate trends, multi-family markets and development growth in central Ohio. In addition, he taught property management and real estate trends at the Fisher College of Business at The Ohio State University. He serves on the boards of Sophisticated Systems and The Ohio State Sports Medicine Center, and is the current President of the Center for Real Estate at The Ohio State University. He also is a current member of the Columbus Partnership. He is a 1995 graduate of The Ohio State University holding a bachelor’s degree in communications.

Dr. Arthur M. Langer is Director of the Center for Technology Management, Professor of Professional Practice and Academic Director of the Master in Science in Technology Management programs at Columbia University. He also serves on the faculty of the Department of Organization and Leadership at the Graduate School of Education (Teachers College), and is the Faculty Director of the Advanced Certificate in Workforce Education and Development Program.

Dr. Langer is the author of Analysis and Design of Next Generation Software Architectures: 5G, IoT, Blockchain and Quantum Computing (2020), Strategic Information Technology: Best Practices to Drive Digital Transformation (2nd Ed., 2018 with Lyle Yorks), Information Technology and Organizational Learning (3rd Ed., 2018), Guide to Software Development: Designing and Managing the Life Cycle(2nd Ed., 2016), Analysis and Design of Information Systems (2007), Applied Ecommerce (2002), and The Art of Analysis (1997) and has published numerous articles and papers relating to service learning for underserved populations, IT organizational integration, mentoring and staff development.

Dr. Langer is the Chairman and Founder of Workforce Opportunity Services, a 501(c)(3) charity, consults with corporations and universities on information technology, staff development, management transformation, and curriculum development around the globe. Prior to joining the full-time faculty at Columbia University, Dr. Langer was Executive Director of Computer Support Services at Coopers and Lybrand, General Manager and Partner of Software Plus, and President of Macco Software.

Brian Cole is a member of Baird’s Technology and Services Investment Banking Group. In his role, Brian leads MandA and capital raising transactions, advising premier tech-enabled outsourcing companies. Prior to joining Baird, Brian was a manager in PricewaterhouseCoopers’ Transaction Services practice where he led mergers and acquisitions advisory and financial due diligence engagements for private equity and corporate clients including leveraged buyouts, mergers, carve-out divestitures, take-privates, and joint ventures. In the community, Mr. Cole serves on the advisory board of the United Performing Arts Foundation, an umbrella charitable organization and the largest donor to the state’s performing arts organizations. Brian received his M.B.A. from Indiana University’s Kelley School of Business and a B.S. in business from the same institution with honors.

Giri Devanur is our President, Chief Executive Officer, and became a member of our Board in April 2021. Giri Devanur is a representative of ReAlpha Tech Corp on the Board, which was founded in November 2021. He is a serial business entrepreneur and an experienced chief executive officer who has been involved in capital planning and investor presentations as an executive officer for various issuers, all of which are now private. He has more than 25 years of experience in the information technology industry. Earlier, he served as the CEO of AMERI Holdings, Inc., a global SAP consulting company becoming its CEO and a member of its Board of Directors in May 2015. AMERI Holdings, Inc. was listed on Nasdaq during Mr. Devanur’s tenure as CEO in November 2017. Following Mr. Devanur’s departure from AMERI Holdings, Inc., the company went private in January 2020, and, therefore, is no longer listed on NASDAQ. Previously, he founded WinHire Inc., a company in India, 2010, an innovative company building software products through technology and human capital management experts and combining them with professional services. In 2013 WinHire, Inc. merged with Ameri Holdings, Inc. In 1997, he cofounded Ivega Corporation, an international niche IT consulting company with a special focus on financial services which merged with TCG in 2004, creating a 1,000+ person-focused differentiator in the IT consulting space. Mr. Devanur served as Chief Executive officer of TCG, a company based in India until 2005. Giri Devanur has a master’s degree in Technology Management from Columbia University and a bachelor’s degree in computer engineering from the University of Mysore, India. He has attended Executive Education programs at the Massachusetts Institute of Technology and Harvard Law School. For information on legal proceeding against Mr. Devanur in India related to a prior business venture see “Legal Proceedings-India Proceeding involving Giri Devanur” section above.

Monaz Karkaria Was the Chief Operating Officer of ReAlpha Tech Corp and ReAlpha from inception until her resignation from those roles in January 2022 . In January 2022, she became a member of our Board of Directors. She has vast knowledge and experience in real estate investing. She has been investing in rental properties since 1999 and has been a part of over 100 real-estate transactions. Monaz has been President and founder of Ben Zen Investments LLC and Ben Zen Properties LLC since 2013. She is passionate about teaching and helping other real estate investors generate wealth and learn to invest in real estate the right way. Monaz was social director at ZANT a non-profit organization from 2015-2017. Monaz was a part of Citibank’s Retail operations team in 2012. She was a business consultant in Brazil from 2006-2008 and was also part of a sales team at Smith and Nephew FZE from 1997-2006.

Mike Logozzo is the Chief Operating Officer and Chief Financial Officer of ReAlpha Tech Corp. Prior to his current role at ReAlpha, Mike was Managing Director of the Americas Region for L Marks, covering the U.S., Canada, and Latin America from May 2019 to February 2021. He is a specialist in corporate innovation with expertise in leveraging the entrepreneurial ideas of young companies to solve business challenges. He was also a strategic and transformation leader at BMW Financial Services from 2001 to 2019. During his 18-year tenure, Mike was responsible for finance operations, innovation, and best practices integration at the automotive company’s Americas Regional Services Center in Columbus, Ohio and the headquarters in Munich, Germany. With his vast experience implementing innovation strategies and solutions in complex business environments, Mike was behind the first BMW Financial Services Collaboration Lab, Region Americas. Mike has a proven record of identifying and delivering value-added solutions, including with disruptive technology, in an effort to future proof businesses operating in a rapidly changing external environment.

Christie Currie is the Chief Marketing Officer of ReAlpha Tech Corp and is currently pursuing her Executive Master of Science in Technology Management at Columbia University. She completed her undergraduate degree at Miami University and the Altman Institute for Entrepreneurship. During her college career Christie launched her own business in the MedTech space, winning multiple venture pitch competitions. Currie graduated summa cum laude at the top of the entrepreneurship class and was named Top Marketing Student in the Farmer School of Business. Currie grew her MedTech venture Zandaland LLC and worked closely with large enterprises and healthcare systems. Currie’s work in the startup community led her to the London-based corporate innovation firm, L Marks, where she led corporate organizations to identify strategic areas of need and successfully engage industry disrupting startups. Currie has mentored startups, coaching them on strategies to align their entrepreneurial solutions and technologies with the needs of specific corporate goals.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers have not received any compensation from the Company to date and have no current right to receive compensation from us. Our directors and executive officers are compensated by our parent company.

Provided we have closed the Regulation A offering currently underway by the Company, in the fourth quarter of calendar 2022 (or thereafter) we may establish a compensation committee of the Board that will meet and decide the salary and other compensation of our board members and executive officers based on companies comparable to our size and valuation. Such compensation may include an equity incentive plan.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth information regarding beneficial ownership of our Common Stock as of April 30, 2022 of (i) each of our directors and executive officers; (ii) all our directors and executive officers as a group; and (iii) any other securityholder who beneficially owns more than 10% of any class of our voting securities. Unless otherwise specified, the address for each beneficial holder is 6515 Longshore Loop, Suite 100, Dublin, Ohio, 43017.

Title of Class	Name and Address of the Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class (2)
Common Stock	ReAlpha Tech Corp	40,000,000	0	99.98%

(1)	Represents shares held of record by ReAlpha Tech Corp.

(2)	If we raise the $75 million (maximum) in our Regulation A – Tier 2 offering, it would result in a percentage of class held by ReAlpha Tech Corp of 84.2%.

Item 5. Interest of Management and Others in Certain Transactions

The following is a summary of transactions and currently proposed transactions since our inception where we were or will be a party in which the amount involved exceeds the lesser of (i) $120,000 and (ii) 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any director, officer, promoter or beneficial holder of more than 10% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than possible compensation arrangements which are described in “Compensation of Directors and Executive Officers” above.

Purchase of LLC Property Companies

On April 22, 2021 we acquired the membership interests held by our parent company ReAlpha Tech Corp in various limited liability companies, providing us with the indirect ownership of the properties owned by those limited liability companies, as described in more detail in “Our Property” in this Offering Circular. This purchase of membership interests was agreed upon for a price of $284,052.95, which included the underlying assets and liabilities of each LLC. The consideration was paid in the form of common stock at $0.01125 per share.

The amounts paid by the LLCs for their properties are described in “Our Properties” in this Offering Circular.

Master Services Agreement with ReAlpha Tech Corp

On April 28, 2021, the Company entered into a Master Services Agreement with ReAlpha Tech Corp as an overall legal framework under which the Company can contract with ReAlpha Tech Corp for services. The terms and conditions for the services to be provided by ReAlpha Tech Corp are to be implemented by means of statements of work. While we intend to enter into a statement of work for the management and government services that are being provided to us by ReAlpha Tech Corp, to date we have not entered into any statement of work.

Master Services Agreement with ReAlpha Operations, Inc.

On April 28, 2021, the Company entered into a Master Services Agreement with ReAlpha Operations, Inc. as an overall legal framework under which the Company may contract with ReAlpha Operations, Inc. for services, which include renovations, furnishing, Airbnb onboarding, and marketing the acquired properties. It is also responsible for cleaning, general maintenance, and guest services for those properties. Additionally, ReAlpha Operations, Inc. will be responsible for providing insurance, title management, and other administrative services.

Technology License Agreement

On April 28, 2021, the Company entered into a Technology License Agreement with ReAlpha Tech Corp providing it with an exclusive license to use the ReAlpha Score, ReAlpha BRAIN, and ReAlpha Hub software programs in the United States. The term of the license continues until the Company is acquired by a third party, the Company survives a merger, or the Company breaches its obligations under the Technology License Agreement. The license is royalty free until 2024, at which time the Company will be required to pay license fees in an amount to be determined by agreement between the Company and ReAlpha Tech Corp.

Realtor Commissions

United Real Estate Dallas acted as an agent for our parent company, ReAlpha Tech Corp., as the buyer in connection with the purchase of three residential properties and received a sales commission in that capacity. Monaz Karkaria, one of our directors and our former Chief Operating Officer, is licensed with the Texas Real Estate Commission as a sales agent of URE Dallas LLC (d/b/a “United Real Estate Dallas”). United Real Estate Dallas served as a buyer-side agent in ReAlpha Tech Corp.’s acquisition of three properties in Texas. We had an agreement between ReAlpha Tech Corp. and Monaz Karkaria to represent our parent company in these purchases and URE Dallas received approximately $21,450 in buyer-side (paid by the seller) commissions in connection with United Real Estate Dallas’ role in connection with the purchase of these three properties.

Item 6. Other Information

Monaz Karkaria, the Chief Operating Officer of the Company, submitted a letter of resignation to the Company, to be effective as of January 26, 2022. The Board of Directors accepted the resignation of Monaz Karkaria as Chief Operating Officer and elected her as a director of the Company by expanding the size of the Board of Directors and appointing her to fill the newly created directorship.

Mike Logozzo was elected to serve as the Chief Operating Officer, in addition to serving in his current capacities as Chief Financial Officer and Secretary of the Company.

Item 7. Financial Statements

To the Board of Directors and Shareholders

ReAlpha Asset Management, Inc. and Subsidiaries

Dublin, Ohio

Independent Auditor’s Report

Opinion

We have audited the financial statements of ReAlpha Asset Management, Inc. and Subsidiaries (the “Company”), which comprises of the consolidated balance sheets as of April 30, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and of cash flows for the year ended April 30, 2022 and the period from April 22, 2021 (inception) to April 30, 2021, and the related notes to the consolidated financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of April 30, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion..

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company is newly formed and incurred operating losses and needs to raise additional funds to meet its obligations and sustain its operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

GBQ Partners LLC

Columbus, Ohio

August 29, 2022

REALPHA ASSET MANAGEMENT, INC

AND SUBSIDIARIES

Consolidated Balance Sheets

April 30, 2022 and 2021

	2022	2021

ASSETS
Investments in real estate, net	$3,766,649	$1,137,616
Cash	$1,639,241	$108,172
Restricted cash	$23,311	$225,048
Accounts receivable	$133,797	$-
Related party receivables	$-	$4,718
Prepaid expenses and other assets	$110,114	$5,670

TOTAL ASSETS	$5,673,112	$1,481,224

LIABILITIES AND EQUITY
Liabilities
Long-term debt, net	$2,229,162	$1,007,994
Settling subscriptions, net of offering costs	$4,273,097	$-
Accounts payable	$54,972
Related party payables	$1,712,426	$-
Accrued expenses	$35,210	$1,643
Total liabilities	$8,304,867	$1,009,637

Equity
Common stock	$40,010	$40,000
Additional paid-in capital	$509,990	$410,000
Accumulated deficit	$(3,193,380)	$(3,342)
Total stockholders’ equity (deficit) of ReAlpha Asset Management, Inc.	$(2,643,380)	$446,658

Non-controlling interests members’ equity	$11,625	$24,929
Total shareholders’ equity	$(2,631,755)	$471,587

TOTAL LIABILITIES AND EQUITY	$5,673,112	$1,481,224

See accompanying notes to consolidated financial statements

REALPHA ASSET MANAGEMENT, INC

AND SUBSIDIARIES

Consolidated Statements of Operations

For the Year Ended April 30, 2022 and for the Period from April 22, 2021 (inception) to April 30, 2021

	2022	For the Period from April 22, 2021 (inception) to April 30, 2021

Rental Income	$229,672	$784

Expenses
Real estate taxes and insurance	$109,704	$556
Rental fees	$76,483	$-
Repairs and maintenance	$37,907	$-
Property management fees and utilities	$67,260	$-
General and administrative expenses	$687,232	$1,500
Advertising expense	$1,939,607	$-
Depreciation and amortization	$146,295	$832
Other expense	$189,967	$-
Interest expense, net	$178,559	$1,309
Total expenses	$3,433,014	$4,197

Net Loss	$(3,203,342)	$(3,413)

Less: Net Loss Attributable to Non-Controlling Interests	$(13,304)	$(71)

Net Loss Attributable to ReAlpha Asset Management, Inc.	$(3,190,038)	$(3,342)

See accompanying notes to consolidated financial statements

REALPHA ASSET MANAGEMENT, INC

AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity (Deficit)

For the Year Ended April 30, 2022 and for the Period from April 22, 2021 (inception) to April 30, 2021

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	ReAlpha Asset Management, Inc. and Subsidiaries Equity	Non- Controlling Interest Member’s Equity	Total Shareholder’s Equity

Balance at April 22, 2021 (Inception)	$-	$-	$-	$-	$-	$-
Net loss	-	-	(3,342)	(3,342)	(71)	(3,413)
Contributions	40,000	410,000	-	450,000	25,000	475,000
Balance at April 30, 2021	$40,000	$410,000	$(3,342)	$446,658	$24,929	$471,587
Net loss	-	-	(3,190,038)	(3,190,038)	(13,304)	(3,203,342)
Contributions	10	99,990	-	100,000	-	100,000
Balance at April 30, 2022	$40,010	$509,990	$(3,193,380)	$(2,643,380)	$11,625	$(2,631,755)

See accompanying notes to consolidated financial statements

REALPHA ASSET MANAGEMENT, INC

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Year Ended April 30, 2022 and for the Period from April 22, 2021 (inception) to April 30, 2021

	2022	For the Period from April 22, 2021 (inception) to April 30, 2021
Cash Flows from Operating Activities
Net loss	$(3,203,342)	$(3,413)
Adjustments to reconcile net loss to net cash and restricted cash used in operating activities:
Depreciation and amortization	$146,295	$832
Gain on sale of real estate investments	$(34,853)
Changes in operating assets and liabilities:
Accounts receivable	$(133,797)	$-
Related party receivables	$4,718	$(4,718)
Prepaid expenses	$(104,444)	$(5,670)
Accounts payable	$54,972	$-
Related party payables	$1,712,426	$-
Accrued expenses	$-	$1,643

Total adjustments	$1,645,317	$(7,913)

Net cash and restricted cash used in operating activities	$(1,558,025)	$(11,326)

Cash Flows from Investing Activities
Additions to real estate investments	$(4,337,460)	$(98,189)
Proceeds from sale of real estate investments	$1,691,644	$-

Net cash and restricted cash used in investing activities	$(2,645,816)	$(98,189)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	$2,673,351	$-
Payments of long-term debt	$(1,420,987)
Deferred financing costs	$(92,288)	$-
Contributions	$100,000	$98,000
Settling subscription stock contributions	$4,273,097	$344,735

Net cash and restricted cash provided by financing activities	$5,533,173	$442,735

Net increase in cash and restricted cash	$1,329,332	$333,220

Cash and Restricted Cash - Beginning of Year	$333,220	$-

Cash and Restricted Cash - End of Year	$1,662,552	$333,220

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$163,014	$23

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Contributions of property and equipment, net	$-	$1,039,591
Assumption of long-term debt	$-	$930,847
Contributions of non-cash assets and liabilities, net	$-	$105,265
Transfer of capital from non-controlling interests of consolidated subsidiaries	$-	$25,000

Reconciliation of Cash and Restricted Cash
Cash	$1,639,241	$108,172
Restricted cash	$23,311	$225,048
Total cash and restricted cash	$1,662,552	$333,220

See accompanying notes to consolidated financial statements

ReAlpha Asset Management, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2022

NOTE 1 – NATURE OF OPERATIONS

ReAlpha Asset Management, Inc. (ReAlpha AMI), incorporated in Delaware on April 22, 2021, together with its subsidiaries described below are collectively referred to as “the Company”. The Company is primarily engaged in the business of the identification, acquisition, financing, marketing and management of short-term rental properties for the benefit of the Company’s members and shareholders.

As of April 30, 2022, the Company has the following subsidiaries:

Name of Subsidiary	% of Ownership
reAlpha Series 1 LLC	75%
reAlpha 1011 Gallagher LLC	75%
reAlpha Acquisitions LLC	100%
reAlpha Acquisitions WF LLC	100%
reAlpha Acquisitions Churchill LLC	100%
reAlpha 503 North Patton LLC	100%
reAlpha 7 LLC	100%
reAlpha LLC	100%
reAlpha Series 2 LLC	100%

NOTE 2 – GOING CONCERN

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company commenced operations as of April 22, 2021, and has not yet realized its planned operations. The Company is dependent upon additional capital resources for full commencement of its planned operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business.

Management believes that the Company will continue to incur losses for the foreseeable future and will need equity or debt financing or will need to generate additional revenues from the property rental activity to sustain its operations until it can achieve profitability and positive cash flows. The Company intends to raise funds through various potential sources, such as equity or debt financings; however, the Company can provide no assurance that such financing will be available on acceptable terms, or at all. If adequate financing is not available, the Company may be required to significantly curtail or cease its operations, and its business would be jeopardized.

Management has determined that these matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of at least one year from the date these consolidated financial statements are issued. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ReAlpha Asset Management, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2022

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company prepares its consolidated financial statements under the accrual basis of accounting, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and Article 8 of Regulation S-X of the rules and regulations of the SEC.

Principles of Consolidation

The Company consolidates entities when the Company owns, directly or indirectly, a majority interest in the entity or are otherwise able to control the entity. The Company consolidates variable interest entities (“VIEs”) in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation, if the Company is the primary beneficiary of the VIE as determined by the power to direct the VIE’s activities and the obligation to absorb its losses or the right to receive its benefits, which are potentially significant to the VIE. A VIE is broadly defined as an entity with one or more of the following characteristics: (a) the total equity investment at risk is insufficient to finance the entity’s activities without additional subordinated financial support; (b) as a group, the holders of the equity investment at risk lack (i) the ability to make decisions about the entity’s activities through voting or similar rights, (ii) the obligation to absorb the expected losses of the entity, or (iii) the right to receive the expected residual returns of the entity; or (c) the equity investors have voting rights that are not proportional to their economic interests, and substantially all of the entity’s activities either involve, or are conducted on behalf of, an investor that has disproportionately few voting rights.

Cash, Cash Equivalents and Restricted Cash

The Company considers all the balances in its bank accounts as cash equivalents & the Holdbacks due to be receivable by the company are considered as Restricted Cash.

Accounts Receivable and Allowance for Doubtful Accounts

As of April 30, 2022 and 2021, the Company’s accounts receivable include Reg-A proceeds, & Short Term Rental Revenues due from Property management companies. Management has evaluated the receivables and believes they are collectable based on the nature of the receivables, historical experience of credit losses, and all other currently available evidence. As of April 30, 2022 and 2021 the Company has no allowance for doubtful accounts or uncollectible accounts.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized and recognized as a reduction to the settling subscriptions liability in the consolidated balance sheets. The deferred offering costs are charged to member’s equity upon the completion of an offering or to expense if the offering is not completed.

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) issued the Accounting Standards Codification (“ASC”) 820, Fair Value Measurement and Disclosures, requires all entities to disclose the fair value of financial instruments, both assets and liabilities for which it is practicable to estimate fair value, and defines fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. As of April 30, 2022 and 2021 the recorded values of receivables, accounts payable and other liabilities approximated their fair value due to the short-term nature of the instruments.

Concentrations of Credit Risk

The Company maintains its cash with major financial institutions located in the United States of America, which it believes to be creditworthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Advertising Costs

The Company expenses advertising costs as and when they are incurred. Advertising expenses totaled $1,939,607 for the year ended April 30, 2022 and there was no advertising expense for the year ended April 30, 2021.

ReAlpha Asset Management, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2022

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Noncontrolling Interests

Noncontrolling interests represents minority owners’ share of net income or losses and equity in the Company’s majority-owned consolidated subsidiaries.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Noncontrolling Interests

Noncontrolling interests represents minority owners’ share of net income or losses and equity in the Company’s majority-owned consolidated subsidiaries.

ReAlpha Asset Management, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2022

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investment in Real Estate and Depreciation and Amortization

Real estate assets are carried at cost. Depreciation is calculated on the straight-line method over the estimated lives of the assets (27.5 years for residential rental property and 5 years for furniture and fixtures). Major additions and betterments are capitalized and depreciated. Maintenance and repairs, which do not improve or extend the estimated useful lives, are expensed as incurred. Upon disposal of assets, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss resulting from the disposal is recorded in the period of disposition in the accompanying consolidated statement of operations.

Impairment Policy

The Company applies FASB ASC 360-10, “Property, Plant & Equipment,” to measure impairment in real estate investments. Rental properties are individually evaluated for impairment when conditions exist which may indicate that it is probable that the sum of expected future cash flows (on an undiscounted basis without interest) from a rental property is less than the carrying value under its historical net cost basis. These expected future cash flows consider factors such as future operating income, trends and prospects as well as the effects of leasing demand, competition and other factors. Upon determination that a permanent impairment has occurred, rental properties are reduced to their fair value. For properties to be disposed of, an impairment loss is recognized when the fair value of the property, less the estimated cost to sell, is less than the carrying amount of the property measured at the time there is a commitment to sell the property and/or it is actively being marketed for sale. A property to be disposed of is reported at the lower of its carrying amount or its estimated fair value, less its cost to sell. Subsequent to the date that a property is held for disposition, depreciation expense is not recorded. There were no such impairment adjustments during the periods ended April 30, 2022 and 2021.

Revenue Recognition

Revenues primarily consist of short-term rental revenues. Additionally, the Company records up to 25% of the gross revenues from the short-term rental properties towards the management of the properties acquired. The Company has the following revenue sources and revenue recognition policies:

Short-term rental revenues include revenues from the rental of properties via Airbnb, Vacasa and such digital hospitality platforms.

For every property, which generates revenue through short-term rental ReAlpha charges up to 20% of the gross revenue towards the up-keep, maintenance, upgrade, and related operating cost.

ReAlpha Asset Management, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2022

At this time, the Company is not collecting an asset management fee related to its management of properties. In the future, that is an area that we anticipate being an area of Revenue Recognition. No timeline, however, has yet been set for that change.

Revenues are recognized in accordance with Topic 606 of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) for revenue recognition. The Company recognizes revenues in a manner to depict the transfer of goods or services to a customer at an amount that reflects the consideration expected to be received in exchange for those goods or services. The Company considers revenue realized or realizable and earned when all the five following criteria are met: (1) identification of the contract with a customer, (2) identification of the performance obligations in the contract, (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations in the contract, and (5) recognition of revenue when (or as) performance obligations are satisfied.

Deferred Financing Costs

Deferred financing costs represent loan fees, legal fees and other third-party costs associated with obtaining financing and are presented on the balance sheet as a direct deduction from the carrying value of the associated debt. These costs are amortized to interest expense over the terms of the respective financing agreements using the interest method. Unamortized deferred financing costs are generally expensed when the associated debt is refinanced or repaid before maturity unless specific rules are met that would allow for the carryover of such costs. Costs incurred in seeking financing transactions that do not close are expensed in the period in which it is determined that the financing will not close. As of April 30, 2022, deferred financing costs and accumulated amortization of deferred financing costs were $114,172 and $62,123 , respectively ($26,373 and $5,520, respectively as of April 30, 2021). Amortization expense of deferred financing costs was $61,092 and $668 in 2022 and 2021, respectively.

Recent Accounting Pronouncements

Consistent with the treatment for emerging growth companies under the Jumpstart Our Business Startups (JOBS) Act, the Company has elected to delay the implementation of new accounting standards to the extent such standards provide for delayed implementation by non-public business entities.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires that entities use a new forward looking “expected loss” model that generally will result in the earlier recognition of allowance for credit losses. The measurement of expected credit losses is based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. ASU No. 2016-13 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2022. The Company is currently evaluating the potential impact this standard may have on the consolidated financial statements

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines deferred tax assets and liabilities on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The Company recognizes deferred tax assets to the extent that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

If it is determined that the Company would be able to realize the deferred tax assets in the future in excess of their net recorded amount, an adjustment would be made to the deferred tax asset valuation allowance, which would reduce the provision for income taxes. The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (1) it is determined whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The Company recognizes and interest and penalties, if any, with income tax expense in the accompanying consolidated statement of operations.

Statements of Cash Flows

For the purpose of reporting cash flows, cash and restricted cash includes cash on hand and cash on deposit with financial institutions.

ReAlpha Asset Management, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2022

NOTE 4: Investment in Real Estate

Investment in real estate consisted of the following as of April 30, 2022:

1.	Investments in real estate – Properties other than held for sale:

		Accumulated
		Depreciation and	Net
	Cost	Amortization	Investment

Land	$189,500	$-	$189,500
Buildings and building improvements	$1,713,265	$(10,058)	$1,703,207
Appliances, Furniture and fixtures	$46,952	$(520)	$46,432
Others	$29,056	$-	$29,056

Total investment in real estate	$1,978,774	$(10,578)	$1,968,196

2.	Investment in real estate – Properties held for sale:

		Accumulated
		Depreciation and	Net
	Cost	Amortization	Investment

Land	$138,283	$-	$138,283
Buildings and building improvements	$1,609,873	$(39,999)	$1,569,874
Appliances, Furniture and fixtures	$106,530	$(16,234)	$90,296
Others	$-	$-	$-

Total investment in real estate	$1,854,686	$(56,233)	$1,798,453

ReAlpha Asset Management, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2022

Investment in real estate consisted of the following as of April 30, 2021:

	Cost	Accumulated Depreciation and Amortization	Net Investment

Land	$106,166	$-	$106,166
Buildings and building improvements	955,493	(855)	954,638
Furniture and fixtures	12,367	(172)	12,195
Other	64,617		64,617

Total investment in real estate	$1,138,643	$(1,027)	$1,137,616

Depreciation expense was $85,203 for the year ended April 30, 2022 and $164 for the period from April 22, 2021 (inception) to April 30, 2021.

All investments in real estate as of April 30, 2022 and 2021 were pledged as collateral for the Company’s secured long-term debt.

NOTE 5: Cash and Restricted Cash

As of April 30, 2022, the Company maintains its cash in three separate accounts with two financial institutions, and cash balances may, at times, exceed federally insured limits.

During the closing on an investment in rental real estate property or real estate held for improvement transaction, the Company may place a cash deposit on the property being acquired or fund amounts into escrow. These deposits are placed before the closing process of the property is complete.

NOTE 6: Long-Term Debt

The Company has issued promissory notes payable to lenders related to the acquisition of properties. These promissory notes range from 8.49% to 12.0%, with 6 months to 1 year, as detailed below.

ReAlpha Asset Management, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2022

Long-term debt consisted of the following as of April 30, 2022 and 2021:

	April 30,	April 30,
	2022	2021

Mortgage note with a bank. The note bears interest at a rate of 8.49% and provides for monthly interest payments. The note matures on September 1, 2022, at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	$217,500	$-

Mortgage note with a bank. The note bears interest at a rate of 8.49% and provides for monthly interest payments. The note matures on July 1, 2022, at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	110,250	-

Mortgage note with a bank. The note bears interest at a rate of 8.49% and provides for monthly interest payments. The note matures on May 1, 2022, at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	226,737	-

ReAlpha Asset Management, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2022

	April 30, 2022	April 30, 2021
Mortgage note with a bank. The note bears interest at a rate of 8.49% and provides for monthly interest payments. The note matures on August 1, 2022, at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	228,750	-

Mortgage note with a bank. The note bears interest at a rate of 8.49% and provides for monthly interest payments. The note matures on October 1, 2022, at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	177,974	177,974

Mortgage note with a bank. The note bears interest at a rate of 8.49% and provides for monthly interest payments. The note matures on November 1, 2022, at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	98,000	98,000

Mortgage note with a bank. The note bears interest at a rate of 5% + Prime with floor of 8.25% and provides for monthly interest payments. The note matures on February 10, 2023 at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	880,000	-

Mortgage note with a bank. The note bears interest at a rate of 4.75% + Prime with floor of 8.25% and provides for monthly interest payments. The note matures on April 15, 2023 at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	342,000	-

Mortgage note with a bank. The note bears interest at a rate of 8.49% and provides for monthly interest payments. The note matures on February 1, 2022, at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	-	150,000

ReAlpha Asset Management, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2022

	April 30, 2022	April 30, 2021
Mortgage note with a bank. The note bears interest at a rate of 8.49% and provides for monthly interest payments. The note matures on May 1, 2022, at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	-	226,737

Mortgage note with a bank. The note bears interest at a rate of 8.49% and provides for monthly interest payments. The note matures on January 1, 2022, at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	-	152,136

Mortgage note with a bank. The note bears interest at a rate of 8.49% and provides for monthly interest payments. The note matures on September 1, 2021, at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	-	126,000

Mortgage note with a bank. The note bears interest at a rate of 8.49% and provides for monthly interest payments. The note matures on September 1, 2021, at which time there is a balloon payment of remaining principal and interest due, and is secured by the property as well as guaranteed by a shareholder of the Company.	-	98,000

Total Long-term debt	$2,281,211	$1,028,847
Less: Deferred financing costs, net	(52,048)	(20,853)
Total Long-term debt, net	$2,229,163	$1,007,994

Maturities of long-term debt as of April 30, 2022 are as follows:

2022	$1,059,211
2023	1,222,000
Less: unamortized costs	(20,853)
Total Long-term debt, net	$2,229,163

ReAlpha Asset Management, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2022

NOTE 7: Shareholders’ Equity

The Company is authorized to issue up to 50,000,000 shares of Common Stock, par value $0.001 per share. As of April 30, 2022, there were 40,010,000 shares of Common Stock issued and outstanding.

NOTE 8: Related Party Transactions

ReAlpha AMI has a Master Service Agreement with ReAlpha Tech Corp. for their patented technologies and platforms and will pay ReAlpha Tech Corp. a management fee of 20% of rental income.

ReAlpha AMI has a Payable to ReAlpha Tech Corp. totaling $ 1,712,426 as of April 30, 2022 and Receivable from ReAlpha Tech Corp $ 4,718 as of April 30, 2021. The receivable & payable do not accrue interest.

NOTE 9: Commitments, Contingencies and Concentrations

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

Massachusetts Consent Order

The Company entered into the Consent Order with the Securities Division of the Office of the Secretary of the Commonwealth of Massachusetts (the “MSD”) following an investigation by the MSD into whether the Company had engaged in acts or practices that violated the Massachusetts Uniform Securities Act (the “Massachusetts Act”) and the regulations promulgated thereunder (the “Massachusetts Regulations”). For purposes of settlement, the Company did not admit or deny the findings of fact or law or allegations contained in the Consent Order. Under the terms of the Consent Order, the Company is censured, barred from offering or selling securities in Massachusetts, and ordered to cease and desist from committing future violations of the Massachusetts Act and the Massachusetts Regulations. Pursuant to the Consent Order, the Company paid a $375,000 administrative fine on April 21, 2022 and offered to rescind the purchases of each of the 14 Massachusetts investors who purchased the Company’s common stock in its Regulation A offering. The $375,000 fine is included in general and administrative expenses in the 2022 consolidated statements of operations. Those Massachusetts investors paid an aggregate amount of $19,500 to purchase their shares. Seven of the fourteen Massachusetts investors elected to accept the offer of rescission and the Company has fully refunded a total of $11,500 to such investors. The Company has fully complied with the terms of the Consent Order.

Ohio Subpoena

On May 2, 2022, the Company received a subpoena and request for deposition from the Ohio Division of Securities, relating to the Company’s communication with investors in the state of Ohio. The Ohio Division of Securities has also requested an in-person appearance on behalf of the company. The stated basis for the use of enforcement powers by the Division for the subpoena and an in-person appearance is Ohio Revised Code 1707.23. The Ohio Division of Securities has not asserted any written allegations. The Company is fully cooperating with the Ohio Division of Securities. The Company cannot predict the eventual scope, duration or outcome at this time. At this time, the Company does not have sufficient information to be able determine whether we it will have to pay any damages in the future for acts that may violate Ohio or any other state securities laws. Accordingly, the Company is unable to estimate the reasonably possible loss or range of reasonably possible loss arising from these investigations.

ReAlpha Asset Management, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

April 30, 2022

NOTE 10: Subsequent Events

Management has evaluated subsequent events through the date of the Independent Auditor’s Report, the date on which the financial statements were available to be issued.

Subsequent to the date of financial statements, the Company sold four properties for a total sale consideration of $1,164,900 and had gains on sale of $179,653. In connection with these property sales, the Company paid off the related notes payable totaling $565,737.

reAlpha Acquisitions Churchill, LLC, a wholly owned subsidiary of reAlpha Asset Management Inc., closed a credit facility worth up to $200 million on August 18th, 2022. This credit facility allows a loan-to-cost ratio of up to 80% and is at a fixed rate of 12%. Access to this credit facility will allow the Company to acquire properties with the intention of utilizing them as short-term rental properties.

Item 8. Exhibits

Exhibit No.	Description of Exhibit
2.1	Certificate of Incorporation* (Incorporated by reference from Exhibit 2.1 of Form 1-A/A filed on August 31, 2021)

2.2	Bylaws* (Incorporated by reference from Exhibit 2.2 of Form 1-A/A filed on August 31, 2021)

4.1	Form of Subscription Agreement** (previously filed; filed herewith for convenience)

6.1	Master Service Agreement dated April 28, 2021 by and between the Company and ReAlpha Tech Corp. (Incorporated by reference from Exhibit 6.1 filed as part of Form 1-A/A filed on June 9, 2021) *

6.2	Master Service Agreement dated April 28, 2021 by and between the Company and ReAlpha Operations, Inc. (Incorporated by reference from Exhibit 6.2 of Form 1-A/A filed on June 9, 2021)*

6.3	Technology License Agreement dated April 28, 2021 by and between the Company and ReAlpha Tech Corp (Incorporated by reference from Exhibit 6.3 of Form 1-A/A filed on June 9, 2021)*

6.4	Transfer Agent and Registrar Agreement dated May 3, 2021 by and between the Company and VStock Transfer, LLC (Incorporated by reference from Exhibit 6.4 of Form 1-A/A filed on June 9, 2021)*

6.5	Consent Order with Massachusetts Division of Securities (included in Exhibit 6.5 of Form 1-U filed with the SEC on April 15, 2022)*

8.1	Form of Tri-party Escrow Agreement**

11.1	Consent of GBQ Partners LLC**

*	Previously filed

**	Filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ReAlpha Asset Management, Inc.

Date: September 2, 2022	By:	/s/ Giri Devanur, Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Giri Devanur,	Principal Executive Officer	September 2, 2022

/s/ Mike Logozzo	Principal Financial and Operations Officer	September 2, 2022